Exhibit 10.73

LIBERATE TECHNOLOGIES 1999 EQUITY INCENTIVE PLAN:
NOTICE OF STOCK AWARD

You have been awarded shares of Common Stock of Liberate Technologies (the “Company”) on the following terms:

Name of Recipient:	Kent Walker

Total Number of Shares Awarded:	103,000

Fair Market Value per Share:	$3.40

Total Fair Market Value of Award:	$350,200.00

Date of Award:	September 30, 2003

Vesting Schedule:	The shares subject to this award will be fully vested on the Date of Award.

You and the Company agree that these shares are awarded under and governed by the terms and conditions of the Liberate Technologies 1999 Equity Incentive Plan (the “Plan”) and the Stock Award Agreement, which is attached to and made a part of this document.

You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company and accessible by you.  If the Company posts these documents on a web site, it will notify you by email.

RECIPIENT:	LIBERATE TECHNOLOGIES

/s/ Kent Walker	By:	/s/ David Lockwood

	Name:	David Lockwood

	Title:	Chief Executive Officer

LIBERATE TECHNOLOGIES 1999 EQUITY INCENTIVE PLAN:
STOCK AWARD AGREEMENT

Payment for Shares	No payment is required for the shares that you are receiving.

Vesting	The shares that you are receiving are fully vested.

Transferability of Shares

You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.  The Company may attach legends to your certificates to enforce any such prohibitions.

Voting Rights	You may vote your shares at all times.

Withholding Taxes

No stock certificates will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of this award.  With the Company’s consent, these arrangements may include (a) withholding shares of Company stock that otherwise would be issued to you, (b) surrendering shares that you previously acquired, (c) the payment of withholding taxes from the proceeds of the sale of shares through a Company-approved broker, or (d) your delivery of cash or a check for the required withholding amount.  The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

Company Policies	By signing the cover sheet to this Agreement, you covenant to comply with all policies of the Company as set forth on the Company’s intranet site.

Arbitration

You and the Company agree to waive trial before a judge or jury and to arbitrate with the JAMS arbitration service any dispute relating to this Agreement and to your recruitment, employment, or termination, except for claims relating to worker’s compensation benefits, unemployment insurance, or intellectual property rights.  The arbitrator’s decision will include written findings of fact and law and will be final and binding except to the extent that judicial review is required by law.  The American Arbitration Association’s National Rules for the Resolution of Employment Disputes will govern the arbitration, except that the arbitrator will allow discovery authorized by the California Arbitration Act and any additional discovery necessary to vindicate a claim or defense.  The arbitrator may award any remedy that would be available from a court of law.  You may choose to hold the arbitration either in San Mateo County, California or the county where you worked when the arbitrable dispute first arose.  You and we will share the arbitration costs equally (except that we will pay the arbitrator’s fee and any other cost unique to arbitration) and each party will pay its own attorney’s fees except as required by law.  If either you or the Company files any legal action or proceeding about a non-arbitrable matter, it will be instituted in a state or federal court located in Santa Clara or San Mateo County, California, and the Company and you submit to the personal jurisdiction of, and agree that venue is proper in, these courts.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award.  Any prior agreements, commitments or negotiations concerning this award are superseded.  This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.